UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2014

OMNIAMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34605	27-0983595
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1320 South University Drive, Suite 900, Fort Worth, Texas		76107
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 367-4640

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On December 17, 2014, OmniAmerican Bancorp, Inc., a Maryland corporation (the “Company”), was acquired by Southside Bancshares, Inc., a Texas corporation (“Southside”) pursuant to an Agreement and Plan of Merger, dated April 28, 2014, by and among Southside, Omega Merger Sub, Inc., a wholly-owned subsidiary of Southside (“Omega Sub”) and the Company (the “Merger Agreement”). Pursuant to the Merger Agreement, Omega Sub merged with and into the Company, with the Company as the surviving corporation (the “First Merger”). Subsequent to the First Merger, the Company merged with and into Southside, with Southside as the surviving corporation (the “Second Merger”). Immediately following the Second Merger, OmniAmerican Bank, a federal savings association and, prior to the First Merger, a wholly-owned subsidiary of the Company, merged with and into Southside Bank, a Texas banking corporation and wholly-owned subsidiary of Southside, with Southside Bank surviving the merger and continuing its corporate existence under the name “Southside Bank” (the “Bank Merger,” and collectively with the First Merger and the Second Merger, the “Mergers”).

Pursuant to the Merger Agreement, the Company’s stockholders received 0.4459 of a share of Southside common stock (the “Stock Consideration”) and $13.125 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) for each outstanding share of the Company’s common stock held immediately prior to the effective time of the First Merger.

Immediately prior to the effective time of the First Merger, (i) each unvested option to acquire shares of the Company’s common stock was vested conditioned upon the consummation of the First Merger, and (ii) each outstanding option to purchase shares of the Company’s common stock (the “Options”) was canceled as of the effective time of the First Merger in exchange for the right to receive a cash payment per share of the Company’s common stock subject to such Option equal to the excess (if any) of (a) the sum of (x) the Cash Consideration payable with respect to one share of the Company’s common stock and (y) the value of the Stock Consideration payable with respect to one share of the Company’s common stock (with such value determined based on the closing price of the Southside’s common stock on the last trading day immediately preceding the effective time of the First Merger) over (b) the exercise price per share of the Company’s common stock subject to such cancelled Option. Immediately prior to the effective time of the First Merger, each unvested share of the Company’s restricted stock was vested conditioned upon the consummation of the First Merger and each share of the Company’s restricted stock became entitled to receive the Merger Consideration.

The foregoing description of the Mergers and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Mergers, on December 17, 2014, the Company requested that the NASDAQ Global Select Market (“NASDAQ”) suspend trading in the Company’s common stock and file a notification on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist shares of the Company’s common stock from NASDAQ and remove them from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the close of business on December 17, 2014. On December 17, 2014, NASDAQ filed a notification of removal from listing on Form 25 with the SEC with respect to the Company's common stock. Southside intends to file a Form 15 with the SEC to suspend the Company’s reporting obligations with respect to its common stock under Sections 13 and 15(d) of the Exchange Act as soon as practicable.

Item 3.03     Material Modification to the Rights of Security Holders.

The information set forth above in Items 2.01 and 3.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01     Changes in Control of Registrant.

As a result of the First Merger, a change of control of the Company occurred and the Company became a wholly owned subsidiary of Southside. The total amount of consideration that became payable to former holders of the Company’s common stock, restricted stock and stock options is approximately $309.3 million. The information set forth in Items 2.01 and 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, as of the effective time of the Mergers on December 17, 2014, all of the executive officers and directors of the Company were removed from their respective positions with the Company. In connection with the consummation of the First Merger, on December 17, 2014, the executive officers and directors of Omega Sub immediately prior to the effective time of the First Merger became the executive officers and directors of the Company.

Item 8.01    Other Events.

On December 18, 2014, the Company issued a press release announcing the completion of the Mergers. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated April 28, 2014, by and among Southside Bancshares, Inc., Omega Merger Sub, Inc. and OmniAmerican Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q, originally filed with the Securities and Exchange Commission on May 2, 2014).

99.1	Press Release dated December 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc. (as successor by merger to OmniAmerican Bancorp, Inc., the registrant)

DATE: December 18, 2014	By:	/s/ Sam Dawson
Sam Dawson
President and Chief Executive Officer